Strategic Initiatives

North American Coal Corporation

Metallurgical Coal Platform
Domestic Coal Expansion
Coal Technology
International Coal Mining
Non-Coal Materials Mining





Hamilton Beach

Enhanced Placements
Internet Sales Leadership
"Only-the-Best" Market Participation
Emerging Growth Markets
Global Commercial Leadership

kitchen collection

Solid Core Store Focus



NACCO Industries, Inc. at a Glance

Principal Businesses	2013 Financial Results	Market Positions
North American Coal ("NACoal") Headquarters: Dallas, Texas North American Coal mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. North American Coal operates seven surface coal mining operations and has three additional coal mines under development. The company also provides dragline mining services operating under the name "North American Mining Company" for independently owned limerock quarries in Florida.	**NACoal:** Revenues: $193.7 million Operating profit: $37.5 million Net income: $31.9 million Equity: $138.4 million Return on Equity:[1] 26.3% Return on Capital Employed:[1] 13.0%	**NACoal:** North American Coal is among the ten largest coal producers in the United States. Coal is delivered from developed mines in North Dakota, Texas, Mississippi, Louisiana and Alabama, primarily to adjacent or nearby power plants.
Hamilton Beach Brands ("HBB") Headquarters: Richmond, Virginia HBB is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. HBB has a broad portfolio of some of the most recognized and respected brands in the small electric appliance industry, including Hamilton Beach®, Proctor Silex® and Hamilton Beach® Commercial.	**HBB:** Revenues: $547.8 million Operating profit: $41.0 million Net income: $25.1 million Equity: $52.3 million Return on Equity:[1] 51.4% Return on Capital Employed:[1] 34.9%	**HBB:** HBB is a leading company in retail and commercial small appliances, with strong share positions in many of the categories in which it competes. HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors and other retail sales outlets.
Kitchen Collection Headquarters: Chillicothe, Ohio Kitchen Collection is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.	**Kitchen Collection:** Revenues: $196.0 million Operating loss: $10.9 million Net loss: $6.9 million Equity: $36.8 million Return on Equity:[1] (17.8%) Return on Capital Employed:[1] (15.6%)	**Kitchen Collection:** Kitchen Collection is the nation's leading specialty retailer of kitchen and related products in factory outlet malls with 304 stores throughout the United States at December 31, 2013.

(1) This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 20.

NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. In 2013, total revenues were $932.7 million and net income was $44.5 million.

Competitive Advantages	Financial Objectives	Strategic Initiatives
NACoal: • Coal mines provide steady income and cash flow before financing activities and high returns on equity • Steam coal contracts are structured to minimize exposure to market fluctuations of coal prices • 2.2 billion tons of lignite coal reserves, of which approximately 1.1 billion tons are committed to current customers • Outstanding operational and technological mining skills • Highly efficient heavy equipment utilization • Excellent record of environmental responsibility and employee safety	**NACoal:** Earn a minimum return on capital employed of 13 percent, attain positive Economic Value Income from all existing consolidated mining operations and any new projects, maintain or increase the profitability of all existing unconsolidated mining operations and achieve substantial income growth by developing new mining ventures	**NACoal:** • Develop a metallurgical coal business platform • Actively pursue domestic opportunities for new coal mining projects • Pursue a technologically enhanced fuel strategic platform • Actively pursue international opportunities for new value-added mining services and exports • Expand capabilities in the non-coal mining market
HBB: • Strong heritage brands with leading market shares • Strong relationships with leading retailers • Highly professional and experienced management team • Successful track record of product line expansion and new product innovation • Industry-leading working capital management	**HBB:** Achieve a minimum operating profit margin target of 10 percent	**HBB:** • Enhance placements in the North American consumer business • Achieve a leadership position in internet sales by providing best-in-class retailer support and increased consumer content and engagement • Enter the "only-the-best" market with strong brands and broad product line • Expand internationally in emerging Asian and Latin American markets • Achieve further penetration of the global Commercial market through an enhanced global product line
Kitchen Collection: • Highly analytical merchandising skills and disciplined operating controls • A leading Kitchen Collection® store format in outlet malls	**Kitchen Collection:** Achieve a minimum operating profit margin target of 5 percent	**Kitchen Collection:** • Create a solid core store portfolio and increase comparable store sales – Enhance sales volume and profitability through refinement of store formats and specific product offerings – Improve inventory efficiency and store inventory controls – Selectively increase the number of Kitchen Collection® stores in strong outlet malls in well-positioned locations

Front cover:
Top: An electric-loading shovel loads mined lignite coal into a Kress haul truck at The Falkirk Mining Company in North Dakota. **Middle:** Hamilton Beach® products, from left to right: Hamilton Beach® Searing Grill, Proctor Silex® 1.5-quart Slow Cooker, Hamilton Beach® Stainless Steel Electric Kettle. **Bottom:** Kitchen Collection provides a wide variety of specialty kitchen-related products, as shown in this bakeware display at the Kitchen Collection® store in Jeffersonville, Ohio.

Selected Financial and Operating Data

NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31				
	2013	2012[1]	2011[1][2]	2010[1][2]	2009[1][2][3]
	(In millions, except per share data)				
Operating Statement Data:					
Revenues	$ 932.7	$ 873.4	$ 790.5	$ 885.6	$ 835.4
Operating profit	$ 61.3	$ 67.6	$ 64.1	$ 94.2	$ 90.3
Income from continuing operations	$ 44.5	$ 42.2	$ 79.5	$ 47.1	$ 51.6
Discontinued operations, net-of-tax[1][3]	–	66.5	82.6	32.4	(20.5)
Net income	$ 44.5	$ 108.7	$ 162.1	$ 79.5	$ 31.1
Basic Earnings (Loss) per Share:					
Income from continuing operations	$ 5.48	$ 5.04	$ 9.49	$ 5.66	$ 6.22
Discontinued operations, net-of-tax[1][3]	–	7.93	9.85	3.89	(2.47)
Basic earnings per share	$ 5.48	$ 12.97	$ 19.34	$ 9.55	$ 3.75
Diluted Earnings (Loss) per Share:					
Income from continuing operations	$ 5.47	$ 5.02	$ 9.46	$ 5.65	$ 6.22
Discontinued operations, net-of-tax[1][3]	–	7.90	9.82	3.88	(2.47)
Diluted earnings per share	$ 5.47	$ 12.92	$ 19.28	$ 9.53	$ 3.75
Per Share and Share Data:					
Cash dividends[4]	$ 1.000	$ 5.378	$ 2.120	$ 2.085	$ 2.068
Market value at December 31	$ 62.19	$ 60.69	$ 89.22	$ 108.37	$ 49.80
Stockholders' equity at December 31	$ 37.83	$ 33.68	$ 68.81	$ 53.69	$ 47.82
Actual shares outstanding at December 31	7.872	8.353	8.374	8.333	8.294
Basic weighted average shares outstanding	8.105	8.384	8.383	8.328	8.290
Diluted weighted average shares outstanding	8.124	8.414	8.408	8.344	8.296
Balance Sheet Data at December 31:					
Cash[1]	$ 95.4	$ 139.9	$ 153.8	$ 92.4	$ 93.0
Total assets	$ 810.0	$ 776.3	$ 1,808.8	$ 1,670.9	$ 1,497.4
Long-term debt[1]	$ 152.4	$ 135.4	$ 74.5	$ 139.8	$ 148.4
Stockholders' equity	$ 297.8	$ 281.3	$ 576.2	$ 447.4	$ 396.6

(1) During 2012, NACCO spun off Hyster-Yale, a former subsidiary. The results of operations of Hyster-Yale for all periods shown have been reclassified to reflect Hyster-Yale's operating results as discontinued operations.

(2) In 2006, NACCO initiated litigation in the Delaware Chancery Court against Applica Incorporated ("Applica") and individuals and entities affiliated with Applica's shareholder, Harbinger Capital Partners Master Fund, Ltd. The litigation alleged a number of contract and tort claims against the defendants related to the failed transaction with Applica, which had been previously announced. On February 14, 2011, the parties to this litigation entered into a settlement agreement. The settlement agreement provided for, among other things, the payment of $60 million to NACCO and dismissal of the lawsuit with prejudice. The payment was received in February 2011. Litigation costs related to this matter were $2.8 million, $18.8 million and $1.1 million in 2011, 2010 and 2009, respectively.

(3) During 2009, the Company's North American Coal subsidiary completed the sale of certain assets of the Red River Mining Company. The results of operations of Red River for 2009 and all prior periods have been reclassified to reflect Red River's operating results as discontinued operations.

(4) Cash dividends in 2012 include a one-time special cash dividend of $3.50 per share. The $0.25 dividend paid in the fourth quarter of 2012 was the first regular quarterly dividend following the spin-off of Hyster-Yale.

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 3 and page 20. For certain pre-tax disclosures included in the "To Our Stockholders" letter beginning on page 4, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.

	Year Ended December 31				
	2013	2012[1]	2011[1][2]	2010[1][2]	2009[1][2][3]
	(In millions, except employee data)				
Cash Flow Data:					
Operating Activities					
North American Coal Corporation	**$ 29.5**	$ 50.2	$ 31.7	$ 25.9	$ 50.4
Hamilton Beach Brands	**40.8**	27.4	24.2	15.0	35.5
Kitchen Collection	**(10.1)**	3.8	4.9	6.3	5.4
NACCO and Other	**(7.1)**	(7.1)	39.8	(31.6)	(41.8)
Provided by operating activities from continuing operations	**$ 53.1**	$ 74.3	$ 100.6	$ 15.6	$ 49.5
Investing Activities					
North American Coal Corporation	**$ (56.2)**	$ (56.3)	$ (10.7)	$ 6.9	$ (6.5)
Hamilton Beach Brands	**(2.3)**	(3.2)	(3.7)	(2.2)	(2.1)
Kitchen Collection	**(2.1)**	(3.9)	(2.3)	(2.7)	(1.1)
NACCO and Other	**(0.1)**	(0.4)	(0.1)	0.7	(14.0)
Used for investing activities from continuing operations	**$ (60.7)**	$ (63.8)	$ (16.8)	$ (2.7)	$ (23.7)
Cash Flow before Financing Activities[5]					
North American Coal Corporation	**$ (26.7)**	$ (6.1)	$ 21.0	$ 32.8	$ 43.9
Hamilton Beach Brands	**38.5**	24.2	20.5	12.8	33.4
Kitchen Collection	**(12.2)**	(0.1)	2.6	3.6	4.3
NACCO and Other	**(7.2)**	(7.5)	39.7	(30.9)	(55.8)
Consolidated Cash Flow before Financing Activities from continuing operations[5]	**$ (7.6)**	$ 10.5	$ 83.8	$ 18.3	$ 25.8
Used for financing activities from continuing operations	**$ (36.8)**	$ (24.5)	$ (22.4)	$ (18.9)	$ (45.8)
Other Data:					
Adjusted EBITDA[6]	**$ 88.8**	$ 81.9	$ 80.0	$ 110.3	$ 107.0
Total employees at December 31[3][7]	**4,100**	4,300	4,000	3,900	4,100

(5) Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.
(6) Adjusted EBITDA is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of our operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, Applica settlement and litigation charges, goodwill impairment charge and income taxes plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.
(7) Includes employees of Reed Minerals from 2012 and the unconsolidated mining subsidiaries for all years presented and excludes employees of Hyster-Yale and Red River for all years presented.

	Year Ended December 31				
	2013	2012[1]	2011[1][2]	2010[1][2]	2009[1][2][3]
	(In millions)				
Calculation of Adjusted EBITDA[6]					
Net income	**$ 44.5**	$ 108.7	$ 162.1	$ 79.5	$ 31.1
Discontinued operations, net of tax	**—**	(66.5)	(82.6)	(32.4)	20.5
Applica settlement and litigation costs	**—**	—	(57.1)	18.8	1.1
Goodwill impairment charge	**4.0**	—	—	—	—
Income tax provision	**11.3**	15.8	32.8	15.6	24.1
Interest expense	**4.8**	6.1	8.8	10.8	13.2
Interest income	**(0.3)**	(0.2)	(0.3)	(0.3)	(0.4)
Depreciation, depletion and amortization expense	**24.5**	18.0	16.3	18.3	17.4
Adjusted EBITDA[6]	**$ 88.8**	$ 81.9	$ 80.0	$ 110.3	$ 107.0

To Our Stockholders

Introduction

Just over a year ago NACCO Industries Inc. completed a significant transformation in its business through the spin-off of its Hyster-Yale forklift truck business and its entry into the bituminous and metallurgical coal business in Alabama. Since then, NACCO has remained focused on key strategic initiatives for its North American Coal Corporation ("NACoal") and Hamilton Beach Brands ("HBB") subsidiaries and on realigning its Kitchen Collection business to compete profitably in the current traditional and outlet mall retail environment.

Coal deliveries from NACoal's lignite mines increased in 2013 as more electrical demand at its customers' power plants translated into higher customer requirements and the Company benefited from a full year of deliveries from its Reed Minerals ("Reed") operation, which was acquired in August 2012. However, as a result of a downturn in the metallurgical coal market, a decrease in metallurgical coal prices to levels moderately below the Company's expectations and short-term cost challenges, tons delivered, revenues and profits at Reed did not achieve the Company's expectations for its first full year of ownership.

Subsidiary Long-Term Financial Objectives:

- **NACoal:** Earn a minimum return on capital employed of 13 percent, attain positive Economic Value Income from all existing consolidated mining operations and any new projects, maintain or increase the profitability of all existing unconsolidated mining operations and achieve substantial income growth by developing new mining ventures.
- **HBB:** Achieve a minimum operating profit margin of 10 percent.
- **Kitchen Collection:** Achieve a minimum operating profit margin of 5 percent.
- **All businesses:** Generate substantial cash flow before financing activities.

Limerock customers increased requirements as a result of significant demand related primarily to one large project in the Florida construction market that ended during the second half of 2013.

Middle-market mass consumers, which are HBB's and Kitchen Collection's target customers, remained under pressure in 2013. Customer visits to stores, particularly at traditional and outlet malls, continued to drop in 2013, especially during the fourth-quarter holiday selling season. Despite this highly challenging environment, revenues and profits improved at HBB as a result of increased placements and promotions at its largest customers. On the other hand, Kitchen Collection, which continued to make adjustments to attract customers, was not able to overcome the unfavorable effect of the decline in customer visits to its stores.

Given these conditions, 2013 was a challenging year for NACCO Industries, Inc. While consolidated revenues for NACCO grew to $932.7 million in 2013 from $873.4 million in 2012, primarily due to increased deliveries at NACoal and higher sales volumes of higher-priced and new products at HBB, consolidated income from continuing operations increased only

modestly to $44.5 million, or $5.47 per diluted share, in 2013 from $42.2 million, or $5.02 per diluted share, in 2012. HBB achieved very strong operating results on a solid revenue increase. However, operating results at both NACoal and Kitchen Collection were disappointing. NACoal's results suffered from reduced volume and temporarily higher costs at the Reed Minerals operation. Kitchen Collection's results were hurt by fewer customer visits, reduced margins and charges totaling $2.0 million, or $1.3 million after tax of $0.7 million, for the impairment of certain fixed assets, employee severance in connection with future closings of unprofitable stores and a write-down of certain inventory to fair market value.

In 2013, strong returns on capital employed[(1)] ("ROTCE") on a net debt basis were realized at both NACoal (13.0 percent) and HBB (34.9 percent). However, Kitchen Collection generated a loss.

The Company generated negative consolidated cash flow before financing activities of $7.6 million in 2013 as strong positive cash flow before financing activities at HBB of $38.5 million was offset by negative cash flow before financing activities of $26.7 million at NACoal and $12.2 million at Kitchen Collection. NACoal's negative cash flow before financing activities was primarily the result of equipment and coal reserve acquisitions as part of NACoal's plan to improve mining efficiencies, increase volumes and reduce costs at Reed, while Kitchen Collection's negative cash flow was primarily because of the significant 2013 operating loss. The Company had consolidated cash on hand of $95.4 million as of December 31, 2013 compared with $139.9 million as of December 31, 2012. Debt as of December 31, 2013 was $183.8 million compared with $177.7 million as of December 31, 2012. NACCO expects strong cash flow before financing activities from NACoal and HBB in 2014 and improved cash flow before financing activities at Kitchen Collection.

In November 2011, the Company's Board of Directors approved the repurchase of up to $50 million of the Company's outstanding Class A common stock (the "2011 Stock Repurchase Program"). In November 2013, the Company's Board of Directors terminated the 2011 Stock Repurchase Program and approved a new stock repurchase program (the "2013 Stock Repurchase Program") providing for the purchase of up to $60 million of the Company's outstanding Class A Common Stock through December 31, 2015. Neither of the share repurchase programs required the Company to acquire any specific number of shares. In total under the 2011 Stock Repurchase Program, NACCO repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million, including $30.4 million of stock purchased during 2013. As of December 31, 2013, the Company had repurchased approximately 16,100 shares of Class A common stock for $0.9 million under the 2013 Stock Repurchase Program. A total of $31.3 million of Class A common stock was purchased in 2013 under both plans.

(1) See page 20 for the calculation of return on capital employed.

NORTH AMERICAN COAL

2013 Results

NACoal has delivered stable financial performance over the years, and 2013, while no exception, was not without its challenges. Tons delivered, income before income taxes and net income at NACoal's unconsolidated and consolidated mining operations, excluding Reed Minerals, increased year over year. Increased deliveries and lower operating expenses at Mississippi Lignite Mining Company ("MLMC"), increased deliveries at the Florida limerock dragline operations and increased deliveries and contractual escalation at the unconsolidated mining operations all contributed to the year-over-year improvements. Royalty and other income from third parties also increased very significantly. These improvements, combined with reduced professional fees and employee-related costs, primarily due to the 2012 Reed acquisition, and a favorable shift in mix of income to entities with lower tax rates added to the net income improvement. However, despite these favorable developments, income before income taxes decreased to $35.4 million in 2013 from $41.8 million in 2012 and 2013 net income decreased to $31.9 million from $32.8 million in 2012, primarily due to a significant loss at Reed.

Reed Minerals, a coal mining business in Alabama that produces steam and metallurgical coal, was acquired on August 31, 2012. The 2013 financial results include revenues of $71.8 million and a net loss of $9.8 million for 2013 from Reed compared with revenues of $29.3 million and net income of $1.0 million for the four months ended December 31, 2012. Reed experienced a number of difficulties during 2013. Reduced demand and lower-then-anticipated metallurgical coal prices, combined with significantly higher mining costs due to the unexpected thinning of a coal seam in an isolated area, substantial costs associated with the development of a new mining area and temporary mining restrictions which significantly increased hauling distances and reduced equipment and overburden removal productivity, in total led to very poor 2013 operating results at Reed. While 2013 was a very difficult year at the Reed Minerals operation, NACoal is optimistic that productivity improvements made in 2013 and being made in the first half of 2014 will begin to turn that operation around. The company's short-term objective for Reed is to achieve at least break-even operations in the second half of 2014.

NACoal generated cash flow from operations of $29.5 million, but had negative cash flow before financing activities of $26.7 million predominantly due to $52.7 million of capital expenditures primarily for equipment and coal reserve acquisitions as part of NACoal's plan to improve operating results and mining efficiencies at Reed by increasing production capacity and reducing costs. The negative cash flow before financing activities of $6.1 million in 2012 was also largely as a result of the Reed acquisition.

Outlook for 2014

NACoal remains focused on safety, environmental compliance and continuous improvement programs. These well-established programs and the company's unique lignite coal business model-based largely on long-term cost reimbursable contracts, provide stable cash flow with minimal capital investment and provide a solid foundation for all of the company's coal and limerock mining operations.

NACoal expects improved operating performance overall at its coal mining operations in 2014. At the unconsolidated mining operations, steam coal tons delivered in 2014 are expected to increase over 2013 provided customers achieve currently planned power plant operating levels. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in late 2015. Liberty Fuels also commenced production of lignite coal in 2013 for Mississippi Power Company's new Kemper County Energy Facility. Production levels at Liberty Fuels are expected to increase gradually from 0.5 million to 1 million tons in 2014 to full production of approximately 4.7 million tons of lignite coal annually in 2019.

Unconsolidated mines currently in development are expected to continue to generate modest income in 2014. The three mines in development are not expected to be at full production for several years. In the first quarter of 2013, mining permits needed





Above: The Mississippi Lignite Mining Company uses a variety of equipment to uncover and mine coal in the pit of the Red Hills Mine.

At Right: A new water truck sprays water to maintain good road conditions at the Reed Minerals' Jap Creek mining location.

Below: An Easi-Miner mines lignite coal from the ground into a Kress haul truck at the Sabine Mining Company in Texas.


753


LIBERTY
BELLE

North American Coal's Liberty Mine commenced production in 2013 for the adjacent Mississippi Power Company's new Kemper County Energy Facility. The assembly of the new dragline used to remove overburden was completed in late 2013. The new mine also uses a variety of other equipment to uncover and mine the lignite coal in the area, including bulldozers and a number of truck/shovel operations.





to commence mining operations were issued for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in late 2014. Camino Real Fuels expects initial deliveries in the latter half of 2015, and expects to mine approximately 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a lignite mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.

The consolidated coal mining operations are expected to improve significantly. Tons sold at Reed are expected to increase in 2014 compared with 2013 and productivity improvements and increased mining efficiencies are expected in the second half of 2014. As part of its overall Reed improvement program, NACoal plans to temporarily idle a higher-cost Reed mining area during the last three quarters of 2014 while it files a revised mining permit. This permit will allow for a larger contiguous mining area that is expected to improve productivity and reduce costs. While this mining area is temporarily idled, NACoal will continue to supply current customers with coal mined from a nearby operation. However, these improvements at Reed are expected to be somewhat offset by reduced results at MLMC due to fewer deliveries in 2014 compared with 2013 because of two significant planned outages at the customer's power plant in 2014. Deliveries at MLMC are expected to increase over the longer term as a result of continued operational improvements at the customer's power plant. NACoal also has project opportunities for which it expects to continue to incur additional expenses in



2014. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for construction of a new mine.

Limerock deliveries in 2014 are expected to be lower than 2013 as customer requirements are expected to decline. Substantial declines in royalty and other income are also expected in 2014 from the high levels realized in 2013 and as a result, net income at NACoal is expected to decrease significantly in 2014 compared with 2013.

The decrease in 2014 net income is expected to occur largely in the first half of 2014 due to significant losses at Reed in the first half of the year and substantially lower royalty and other income. Productivity improvements and increased mining efficiencies are expected to result in a slight profit at Reed in the second half of 2014 but are unlikely to offset the large operating losses expected at Reed in the first half of the year, fewer deliveries for the year at MLMC and significantly lower royalty and other income. NACoal's cash flow before financing activities in 2014 is expected to be positive compared with the negative cash flow before financing activities in 2013.

Longer-Term Perspective

Over the longer term, NACoal's goal is to increase earnings of its unconsolidated mines by approximately 50 percent over 2012 results over the following five years through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, NACoal has a goal of at least doubling the earnings contribution of its consolidated mining operations

At Right: An electric shovel loads overburden into a Caterpillar end dump truck to expose the coal for extraction at Reed Minerals' Fishtrap mining location.

Below: A truck/shovel operation moves coal in the pit of Reed Minerals' Jap Creek mining location.



Below: Caterpillar end dump trucks and shovels are used to build the new mining pit at North American Coal's Liberty Mine in Mississippi.





over the following five years from 2012 levels due to benefits from anticipated continued operational improvements at MLMC's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed as a metallurgical coal strategic initiative which includes significantly increased volume and profitability for the company over the long term.

NACoal expects to continue its record of operational excellence in safety, environmental stewardship and production at each of its mining operations and, over time, to deliver profitability that exceeds its financial objectives.

NACoal expects to continue to be a low-cost miner of coal at its existing mines and its mines in development, in support of customer power plants which are among the lower-cost producers of electricity on their respective grids. The company hopes that any new EPA regulations will not significantly disturb the current low-cost and reliable power generation structure in favor of high-cost/low CO_2 producers. Because the current regulatory environment is very difficult for developing new traditional coal-fired power plants, NACoal is taking a very disciplined view of where likely domestic growth opportunities exist.

Given current political and regulatory barriers to coal-fired power generation in the United States, NACoal has put in place four additional strategic initiatives which have the potential to provide future growth of the company.

First, leveraging its skills as expert miners, NACoal entered a narrow segment of the metallurgical coal and power market in Alabama with the Reed Minerals acquisition in 2012. The company considers its acquisition of Reed as the first step in a metallurgical coal strategic initiative which includes significantly increased volume and profitability for the company in the Alabama market and, in the future, coal exports. NACoal's full integration of Reed, as well as the improvements made to the mining operation in 2013 and currently under way in 2014, are expected to increase capacity and lower costs, providing enhanced opportunities to increase both domestic and export sales, especially as the steel industry improves.

Second, strategic growth may come from projects developed out of new technologies that utilize coal, such as integrated gasification combined cycle power generation, and production of alternative fuels made from coal, as well as other clean coal technologies and non-traditional products derived from coal. NACoal is working with a range of technical experts and potential partners who could help develop projects based on these advanced technologies. However, any significant growth in domestic opportunities is largely dependent on the United States adopting a balanced energy policy in which coal continues to play a key role, including through new coal technologies.

Third, the company is also pursuing opportunities to expand by serving international mining operations, including new opportunities to provide value-added mining services outside the United States, similar to its current activities in India.

Fourth, the company is investigating a number of non-coal mining opportunities, both domestically and internationally, which include providing selected value-added mining services for companies in the aggregates business.

NACoal believes that a large majority of consumers in the United States want a domestic energy policy which balances affordability, energy needs and environmental responsibility. The company believes that coal must remain an integral part of the nation's total energy mix for the United States to continue to be competitive in a global economy. NACoal will continue to monitor pending regulations and legislation and will take a leadership role to help ensure that reasonable actions are undertaken by the government. Importantly, NACoal expects to effectively address currently anticipated changes to domestic environmental regulatory requirements by working collaboratively with its customers.

Overall, NACoal anticipates good prospects for growth over the next few years as the company's new mines currently in development reach full production and its five-year targets for its consolidated and unconsolidated mines are attained. This financial performance over the next few years should provide a solid base for NACoal to attain further growth in later years through its strategic initiatives.

Hamilton Beach Brands

2013 Results

HBB had an exceptional 2013. The company delivered a 14 percent improvement in operating profit on a 5 percent revenue increase despite continued weak demand in the middle-market segment of the consumer market and higher operating expenses. Sales of HBB's new products, strong placements and promotions, particularly in the fourth-quarter holiday season, and the company's ability to sell products with higher price points resulted in revenues increasing from $521.6 million in 2012 to $547.8 million in 2013, which included substantially higher sales volumes in the U.S. consumer business. Sales of higher-margin products throughout the year and stable commodity costs allowed the company to offset higher operating expenses from increased employee-related and advertising expenses as well as additional costs associated with HBB's strategic initiatives, resulting in an operating profit margin which increased to 7.5 percent in 2013 from 6.9 percent in 2012. The improvement in operating profit and reduced interest expense on substantially lower levels of debt contributed to the increase in net income to $25.1 million in 2013 from $21.2 million in 2012. In addition, HBB ended the year with a significant improvement in cash flow before financing activities by generating $38.5 million in 2013 compared with $24.2 million in 2012.

Outlook for 2014

HBB maintains a strong position in the mass market, but growth in sales to its target customer in that market has been challenging. HBB's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which HBB participates are projected to grow only moderately in 2014. International and commercial product markets in which HBB participates are also anticipated to grow in 2014 compared with 2013.

HBB expects sales volumes to grow more favorably than the market due to improved placements and sales volumes in 2014 compared with 2013. HBB continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. HBB expects the FlexBrew™ coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker, launched in early 2013, to continue to gain market position. The company is continuing to introduce innovative products and upgrades to certain products in several small appliance categories. These products, as well as other new product introductions in the pipeline for 2014, are expected to affect both revenues and operating profit positively. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, HBB expects an increase in revenues in 2014 compared with 2013 at more than the 2014 market forecast rate of increase.

Overall, HBB expects full-year 2014 net income to be comparable to the very robust results in 2013. The anticipated increase in sales volumes attributable to the continued implementation and execution of HBB's strategic initiatives is expected to be substantially offset by the costs to implement these initiatives and by increased advertising and promotional costs. Product and transportation costs, as well as the negative effects of foreign currency fluctuations, are currently expected to increase modestly in 2014 compared with 2013.

Left to Right: Hamilton Beach® Breakfast Sandwich Maker, Hamilton Beach® Single Clip Stay or Go® 6-quart Portable Slow Cooker






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Hamilton Beach
Hamilton Beach



Above: Hamilton Beach Brands' newest products include, clockwise from top: Hamilton Beach® Commercial Fury™ High-Performance Blender, Hamilton Beach® Big Mouth® Pro Juice Extractor, Hamilton Beach® Durathon® Digital Iron with Retractable Cord, Hamilton Beach® Stack & Press™ 3-Cup Glass Bowl Chopper, Hamilton Beach® 2-Way FlexBrew® Coffee Maker

At Left: Hamilton Beach® Countertop Oven with Convection & Rotisserie


Hamilton Beach
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Above: The new Hamilton® Commercial Fury™ High-Performance Blender – one of Hamilton Beach's many products to increase its global presence in the high-performance commercial blending business.

At Left: Hamilton Beach Brands' website has been enhanced to provide increased consumer content and engagement.

HBB continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. HBB expects cash flow before financing activities in 2014 to be substantial but down significantly from 2013's very strong results.

Longer-Term Perspective

HBB's vision is to be the leading designer, marketer and distributor of small electric household and commercial appliances sold worldwide under strong brand names and to achieve profitable growth from innovative solutions that improve everyday living. As part of this vision, HBB is focused on delivering growth above historic rates to reach sales of approximately $750 million. As the company moves toward this target sales level, HBB expects to take advantage of increasing economies of scale to improve return on sales by focusing on its five key strategic initiatives.

First, HBB is focused on enhancing placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support. The company's product and placement track record is strong due to innovation processes centered on understanding and meeting end-user needs and focusing on quality and best-in-class customer service. In the North American consumer market, HBB believes it has a stronger and deeper portfolio of new products than its competitors. HBB expects its product pipeline in 2014 and beyond to be at or above 2013 levels, with strong brands and best-in-class products.

A second area of growth opportunity is through the enhancement of online sales. In the past few years, online sales of small kitchen appliances have grown significantly. During 2013, 15 percent of small kitchen appliances were purchased online. Retailers are looking for partners that can provide not only products, but also the capabilities and support for promotion, marketing and distribution programs appropriate for that channel. As consumers' shopping habits evolve to rely more on the Internet, HBB is focused on providing best-in-class retailer support, increasing engagement with end users, including maintaining a website that is appropriate for mobile devices, and enhancing its programs designed to make HBB the preferred source for small appliances.

Third, the "only-the-best" high-end small kitchen appliance market segment is a strong growth area in which HBB has not previously participated. This segment accounts for approximately 38 percent of the small kitchen appliance market, and its target consumer is financially strong. HBB is concentrating its efforts on participating in the "only-the-best" market with strong brands and a broad product line. HBB is planning to enter the "only-the-best" high-end small kitchen appliance market selectively. The company is currently working with the Jamba Juice Company to create a product line focused on blending and juicing. HBB is also working with other partners to create additional lines that can be distributed in high-end specialty stores and on the Internet.

Fourth, HBB is focused on expanding its retail presence internationally in the emerging growth markets of Asia and Latin America by increasing product offerings designed specifically for those market needs and by expanding distribution channels and sales and marketing capabilities. HBB's historical strength has been in the domestic consumer goods market, with only 22 percent of total sales occurring outside the United States in 2013. The company's objective is to increase international sales to 35 to 45 percent of total sales by concentrating on key markets. HBB's efforts will focus on continuing to expand in Mexico, Canada, Central America and South America, as well as entering the emerging markets of China, India and Brazil. To achieve this growth, the company is working to understand local consumers' needs, increasing resources allocated to these markets and developing products to meet those needs, especially in the mid- to high-end segments of these markets. In addition, HBB expects to work with local partners in certain targeted countries. HBB began selling retail product in China in early 2013 and in Brazil in late 2013. The company expects to increase sales in these areas in 2014 and enter the Indian market during mid-2014.

Fifth, while HBB has a solid position in the Commercial market, it continues to focus on achieving further penetration of the global Commercial market through a commitment to an enhanced global product

line for chains and distributors serving the global food service and hospitality markets. HBB is enhancing its global commercial product line, particularly with new innovative blending and mixing platforms, and strengthening its food service and hospitality offerings in order to achieve further market penetration in this segment. Over the near term, the company anticipates continuing to build distribution capabilities and increase the number of sales representatives in the international food service market, where products and services will be directed at global food service chains.

HBB is optimistic that it will be able to build on the momentum achieved in 2013 by focusing on these five strategic initiatives as a solid set of strategies for profitable growth. The company believes it is well-positioned to continue its leadership position in the small kitchen appliances industry and to move toward achieving its near-term financial objective of 8 percent operating profit margin and its long-term financial objective of a minimum 10 percent operating profit margin in the years ahead.

Kitchen Collection

2013 Results

Despite a number of improvements to its Kitchen Collection® and Le Gourmet Chef® store formats over the past few years, Kitchen Collection continues to struggle with fewer customer visits and, as a consequence, declining sales and operating results. During 2013, Kitchen Collection closed a significant number of stores in both formats early in the year and opened a smaller number of Kitchen Collection® stores toward the end of the year. Unfortunately, these adjustments did not translate into overall financial improvement.

The Kitchen Collection® stores, which sell a wide variety of basic kitchen items, generated an increased average sales transaction value. However, the number of customer visits and transactions declined. The Le Gourmet Chef® stores, which sell higher-end goods focusing on cooking and entertaining themes, continued to struggle in 2013. A slightly higher average sales transaction value did not make up for fewer transactions due to reduced customer visits.



At Left: Hamilton Beach Brands' newest Commercial product, the Blend-in-Cup commercial blender.

At Right: Hamilton Beach® Single-Serve FlexBrew® Coffee Maker, Hamilton Beach® Searing Grill, Proctor Silex® 1.5-quart Slow Cooker, Hamilton Beach® Stainless Steel Electric Kettle.

Below: Hamilton Beach is focused on growing its international business.




Hamilton Beach

Overall, revenues decreased from $224.7 million in 2012 to $196.0 million in 2013. Operating results were also very disappointing as a result of reduced revenues, lower margins due to the liquidation of a significant amount of inventory as stores were closed and charges totaling $2.0 million, or $1.3 million after tax of $0.7 million, for the impairment of fixed assets ($1.1 million), employee severance costs ($0.6 million) as part of a program to close more underperforming stores in 2014 and inventory valuation reductions ($0.3 million). As a result, Kitchen Collection reported a net loss of $6.9 million in 2013 compared with a net loss of $3.1 million in 2012 and had negative cash flow before financing activities of $12.2 million in 2013 compared with negative cash flow before financing activities of $0.1 million in 2012.

Outlook for 2014

Consumer traffic to all mall locations, and particularly outlet malls, continued to decline in 2013, especially in the fourth quarter. Prospects for 2014 are uncertain. Fewer households were established in 2013, and this trend is expected to continue in 2014 because the middle-market consumer remains under pressure as a result of financial and economic concerns. These concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen Collection's target customer in 2014. In this context, Kitchen Collection expects to close over 50 stores in 2014, with the majority closing in the first quarter, as part of a program to close underperforming stores and realign the business around core stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in 2014 and, as a result, expects 2014 revenues to decrease compared with 2013.

The net effect of closing stores early in 2014 and the anticipated opening of a small number of new stores during the second half of 2014 is expected to contribute to significantly improved operating results, with the objective of approaching break-even operating profit in 2014 compared with a significant loss in 2013. As part of Kitchen Collection's program to realign its business, the company plans not only to close unprofitable stores,


Proctor Silex
Hamilton Beach

but also to reduce expenses through a number of cost reduction programs at its headquarters, distribution center and remaining core stores and by terminating its medical benefit plan. This program is expected to be largely implemented in the first half of 2014 and generate significant improvements during the second half of 2014. In addition, Kitchen Collection is focused on driving consumer interest back toward higher-margin products.

Longer-Term Perspective

Kitchen Collection's vision is to be the leading specialty retailer of kitchen, home entertaining and gourmet food products mainly in outlet malls and certain traditional mall types for consumers seeking a large selection of unique, high-quality products at an exceptional value. However, to achieve this vision, Kitchen Collection must attract customers back to its stores, which is difficult in a mall environment in which consumers shopping at these malls, and especially at the outlet malls, are financially stressed. High unemployment and fewer two-income families have resulted in fewer visits to many of the malls and outlets where Kitchen Collection has store locations. In addition, there is intense competitive pressure for value which has brought margins under pressure as a result of additional discounting. In this environment, only certain malls where Kitchen Collection maintains stores are doing well. In the strong malls in which Kitchen Collection has a good store position, its stores do well, but those in struggling malls with poor store locations are not doing well.

The company's core strength is its Kitchen Collection® store format in outlet malls. Kitchen Collection is moving to establish a strong core around this store format in selected additional malls. As a result, it plans on closing a number of mainly less profitable traditional mall and Le Gourmet Chef® store locations early in 2014 and open other stores, primarily Kitchen Collection® stores in outlet malls, very cautiously. By the end of 2014, essentially all stores not contributing to corporate profitability are expected to be closed. Further, at current mall and store traffic levels, reaching the company's 5 percent operating profit margin target will be challenging.

Overall, Kitchen Collection is dealing with a difficult environment and evolving in a constructive manner. As the company improves its business around



At Left: A free-standing display of products at the Kitchen Collection® store in Jeffersonville, Ohio, makes it easier for customers to shop and select products.

Below: New display layouts and signage at Kitchen Collection's Le Gourmet Chef® store in Aurora, Ohio. Le Gourmet Chef® stores feature brand-name kitchenware and gourmet foods.



a solid core store portfolio, it will focus on comparable store sales growth. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. A particular focus will be on increasing sales of higher-margin products. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls. Kitchen Collection also expects to focus on growth opportunities in e-commerce with a newly revamped website.

Conclusion and NACCO Outlook

NACCO is a strong, multi-industry company with leading businesses in the mining and small appliances industries, and is well positioned to support its individual businesses in the years ahead. The Company continues to believe growth opportunities are particularly significant at the NACoal and HBB businesses, although both will be prudent in pursuing any such opportunities. NACCO is confident that NACoal and HBB have the right strategic initiatives in place to move them closer to achieving their long-term growth and financial objectives. Kitchen Collection's prospects at this time are uncertain, but Kitchen Collection is concentrating on ways to improve results by thoughtfully identifying what is working and what is not, and making appropriate changes, including realigning the entire organization, not just making changes at the store level. Each subsidiary is benefitting from programs previously put in place which, when combined with the initiatives being implemented, should improve results at each business over the next few years.

In 2014, overall consolidated net income is expected to decrease compared with 2013, primarily as a result of the expected decrease in NACoal's net income. The housewares market is expected to remain challenging for Kitchen Collection, but Kitchen Collection is hopeful that consumer confidence and its customers' financial position will improve over time in a way which will increase the number of customer visits per store, the number of transactions per store and sales per transaction at the malls where it retains stores. While 2014 is expected to continue to be difficult for Kitchen Collection, store closures and reduced operating expenses from the business realignment are expected to bring the operations closer to breakeven. Comparable 2014 results are expected at HBB as higher expenses associated with implementing its strategic initiatives are expected to offset the gross margin effect of anticipated top-line growth. Finally, at NACoal, while steady performance at the unconsolidated coal mines and improvements at Reed are expected, lower royalty revenues and the planned outages at MLMC's customer's power plant are expected to result in a significant decrease in net income. NACCO expects a significant increase in cash flow before financing activities in 2014 compared with 2013.

In closing, we would like to thank all of our subsidiaries' customers, retailers and suppliers, and all of NACCO's stockholders, for their continued support. Most importantly, we would also like to thank all employees of NACCO and its subsidiary companies for their continued hard work and commitment to achieving the successes and meeting the challenges of 2013. We continue to have great confidence in the management teams leading each of our subsidiaries and the parent company. Our many experienced and highly motivated professionals worked successfully to overcome challenges in the metallurgical coal and housewares markets and deliver the Company's solid financial results in 2013. We are confident they can successfully implement their respective strategic initiatives to move the Company forward over the next few years.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.

Robert L. Benson
President and Chief Executive Officer
The North American Coal Corporation

Gregory H. Trepp
President and Chief Executive Officer
Hamilton Beach Brands, Inc.
Chief Executive Officer, The Kitchen Collection, LLC

Supplemental Data

Calculation of Return on Capital Employed and Return on Equity:

(In millions, except percentage data)

2013	NACoal	HBB	Kitchen Collection
2013 Average Equity (12/31/2012 and each of 2013's quarter ends)	$ 121.2	$ 48.8	$ 38.8
2013 Average Debt (12/31/2012 and at each of 2013's quarter ends)	140.3	27.2	7.3
2013 Average Cash (12/31/2012 and at each of 2013's quarter ends)	(1.2)	(1.8)	(3.1)
Total 2013 average capital employed	$ 260.3	$ 74.2	$ 43.0
2013 Net income (loss), as reported	$ 31.9	$ 25.1	$ (6.9)
Plus: 2013 Interest expense, net	3.1	1.3	0.4
Less: Income taxes on 2013 interest expense at 38%*	(1.2)	(0.5)	(0.2)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ 33.8	$ 25.9	$ (6.7)
Actual return on capital employed percentage(1)	13.0%	34.9%	(15.6%)
Actual return on equity percentage(2)	26.3%	51.4%	(17.8%)

Calculation of Return on Capital Employed and Return on Equity:

2012	NACoal	HBB	Kitchen Collection
2012 Average Equity (12/31/2011 and each of 2012's quarter ends)	$ 96.4	$ 36.0	$ 42.9
2012 Average Debt (12/31/2011 and at each of 2012's quarter ends)	109.0	45.5	7.9
2012 Average Cash (12/31/2011 and at each of 2012's quarter ends)	(5.7)	(3.7)	(5.3)
Total 2012 average capital employed	$ 199.7	$ 77.8	$ 45.5
2012 Net income (loss), as reported	$ 32.8	$ 21.2	$ (3.1)
Plus: 2012 Interest expense, net	2.8	2.6	0.5
Less: Income taxes on 2012 interest expense at 38%**	(1.1)	(1.0)	(0.2)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ 34.5	$ 22.8	$ (2.8)
Actual return on capital employed percentage(1)	17.3%	29.3%	(6.1%)
Actual return on equity percentage(2)	34.0%	58.9%	(7.2%)

(1) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.
(2) Return on equity is defined as net income divided by average equity.

* Tax rate of 38% represents the Company's target marginal tax rate compared with 2013's effective income tax rate of 20.2%.
** Tax rate of 38% represents the Company's target marginal tax rate compared with 2012's effective income tax rate of 27.3%.

Directors and Officers

Directors and Officers of NACCO Industries, Inc.

Directors:

John P. Jumper
Chairman of the Board and Chief Executive Officer of Leidos Holdings, Inc.
Retired Chief of Staff, United States Air Force

Dennis W. LaBarre
Of Counsel, Jones Day

Richard de J. Osborne
Retired Chairman and Chief Executive Officer, ASARCO Incorporated

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc.
Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc.

James A. Ratner
Executive Vice President of Forest City Enterprises, Inc. and Chairman and Chief Executive Officer of Forest City Commercial Group

Britton T. Taplin
Self employed (personal investments)

David F. Taplin
Self employed (tree farming)

John F. Turben
Founding Partner, Kirtland Capital Partners

David B. H. Williams
Partner of Williams, Bax & Saltzman, P.C.

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

J.C. Butler, Jr.
Senior Vice President–Finance, Treasurer and Chief Administrative Officer

Elizabeth I. Loveman
Vice President and Controller

John D. Neumann
Vice President, General Counsel and Secretary

Miles B. Haberer
Associate General Counsel and Assistant Secretary

Mary D. Maloney
Associate General Counsel, Assistant Secretary and Senior Director-Benefits & Human Resources

Robert L. Benson
President and Chief Executive Officer – The North American Coal Corporation

Gregory H. Trepp
President and Chief Executive Officer – Hamilton Beach Brands, Inc.

Jesse L. Adkins
Associate Counsel and Assistant Secretary

Officers of Subsidiaries

Officers of The North American Coal Corporation

Alfred M. Rankin, Jr.
Chairman

Robert L. Benson
President and Chief Executive Officer

J.C. Butler, Jr.
Senior Vice President-Project Development and Administration

Michael J. Gregory
Vice President-Marketing and Special Projects

Miles B. Haberer
Associate General Counsel and Assistant Secretary and Director-Land

Mary D. Maloney
Associate General Counsel, Assistant Secretary and Senior Director-Benefits & Compensation

John D. Neumann
Vice President, General Counsel and Secretary

John P. Sullivan, Jr.
Vice President and Chief Financial Officer

Harry B. Tipton III
Vice President-Engineering and Louisiana, Alabama and Mississippi Operations

Jesse L. Adkins
Associate Counsel and Assistant Secretary

K. Donald Grischow
Treasurer

John R. Pokorny
Controller

Officers of Hamilton Beach Brands, Inc.

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
President and Chief Executive Officer

Gregory E. Salyers
Senior Vice President, Global Operations

R. Scott Tidey
Senior Vice President, North America Sales and Marketing

Keith B. Burns
Vice President, Engineering and Information Technology

Kathleen L. Diller
Vice President, General Counsel and Secretary

James H. Taylor
Vice President and Chief Financial Officer

Richard E. Moss
Senior Director, Finance & Treasurer

J.C. Butler, Jr.
Assistant Secretary

Officers of The Kitchen Collection, LLC

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
Chief Executive Officer

Randy L. Sklenar
Vice President-Field Operations and Human Resources

Robert O. Strenski
Vice President, General Merchandise Manager

Karen E. Cavender
Controller

L.J. Kennedy
Secretary and Treasurer

J.C. Butler, Jr.
Assistant Secretary

Corporate Information

Annual Meeting
The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 8, 2014, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries' website (**www.nacco.com**) or by request to:

Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130

Stock Transfer Agent and Registrar
Stockholder Correspondence:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight Correspondence:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

(800) 622-6757

Legal Counsel
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

Independent Registered Public Accounting Firm
Ernst & Young LLP
950 Main Ave., Suite 1800
Cleveland, Ohio 44113

Stock Exchange Listing
The New York Stock Exchange
Symbol: NC

Investor Relations Contact
Investor questions may be addressed to:

Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130
E-mail: **ir@naccoind.com**

NACCO Industries Website
Additional information on NACCO Industries may be found at the corporate website, **www.nacco.com**. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Subsidiary Company Websites
The websites for NACCO's subsidiaries are as follows:

Hamilton Beach Brands–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.commercial.hamiltonbeach.com

Hamilton Beach Brands–Mexico:
www.hamiltonbeach.com.mx

Kitchen Collection:
www.kitchencollection.com
www.legourmetchef.com

North American Coal:
www.nacoal.com

MIX
Paper from responsible sources
FSC® C003197

Environmental Benefits
This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks. By using this environmental paper, NACCO Industries, Inc. saved the following resources:

64 trees preserved for the future | 143 lbs. water-borne waste not created | 42,927 gal. wastewater flow saved | 5,575 lbs. solid waste not generated | 4,575 lbs. net greenhouse gases prevented | 35,020,000 BTUs energy not consumed

NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220 • Cleveland, Ohio 44124
An Equal Opportunity Employer